Exhibit 1.1
UNDERWRITING AGREEMENT
December 21, 2005
Golden Star Resources Ltd.
10901 W. Toller Drive
Suite 300
Littleton, Colorado
USA, 80127-6312
Attention: Mr. Peter J. Bradford, President and Chief Executive Officer
Dear Sir:
     Based upon and subject to the terms and conditions set out below, BMO Nesbitt Burns Inc. and Blackmont Capital Inc., as co-lead managers (the “Lead Underwriters”) and Wellington West Capital Markets Inc. (collectively with the Lead Underwriters, the “Underwriters”) hereby severally, and not jointly, offer to purchase from Golden Star Resources Ltd. (the “Corporation”), in the respective percentage set out opposite each Underwriter’s name in Section 15, and by its acceptance of the offer constituted by this letter, the Corporation agrees to issue and sell to the Underwriters, at the Time of Closing (as hereinafter defined), an aggregate of 29,200,000 common shares of the Corporation (the “Initial Shares”) at an offering price of $2.80 per Initial Share for aggregate gross proceeds of $81,760,000.
     The Corporation hereby grants to the Underwriters an underwriters option (the “Option”), to purchase severally, and not jointly, up to an additional 4,200,000 common shares (the “Additional Shares” and together with the Initial Shares, the “Common Shares”) for $2.80 per Additional Share (an aggregate of $11,760,000) upon the terms and conditions set forth herein. The Option may be exercised, in whole or in part, by the Underwriters delivering notice to the Corporation at any time up to 48 hours prior to the Closing Date (as hereinafter defined), which notice shall state the number of Additional Shares in respect of which the Option is being exercised. The respective percentage of Additional Shares, if any, to be purchased by the Underwriters is set forth opposite the respective names of the Underwriters in Section 15. The Additional Shares will be delivered by the Corporation and paid for by the Underwriters at the Time of Closing. The offering of the Common Shares by the Corporation pursuant to this Agreement is hereinafter referred to as the “Offering”.
     This offer is conditional upon, among other things: the Corporation having prepared and filed and obtained an MRRS Decision Document for a preliminary short form prospectus by no later than 5:00 pm on December 12, 2005 and using its reasonable best efforts to file and obtain an MRRS Decision Document for a (final) short form prospectus (the “Final Prospectus”) by no later than 5:00 pm (Toronto time) on December 21, 2005, or such later date as the

Corporation and the Lead Underwriters on behalf of the Underwriters may agree, in respect of the distribution of the Common Shares, with and from the securities regulatory authorities in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador (the “Qualifying Provinces”), pursuant to the Short Form Prospectus System (the “POP System”) established under National Instrument 44-101 of the Canadian Securities Administrators (“NI 44-101”), qualifying the distribution by the Corporation of the Common Shares to purchasers resident in such provinces; no stop order suspending the effectiveness of the registration statement on Form S-3 (File No. 333-118956), including a prospectus (the “U.S. Shelf Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) having been issued and no proceeding for that purpose having been initiated or threatened by the SEC; the filing of a U.S. preliminary and final prospectus supplement (the “U.S. Prospectus Supplement” and, together with the U.S. Shelf Prospectus, the “U.S. Prospectus”) relating to the Common Shares pursuant to Rule 424(b) under the U.S. Securities Act (as defined herein); no order preventing or suspending the use of the U.S. Prospectus having been issued by the SEC; and the U.S. Prospectus, at the time of filing thereof, conforming in all material respects to the requirements of the U.S. Securities Act and the rules and regulations of the SEC thereunder, and not containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     The Corporation shall pay to the Lead Underwriters, on behalf of the Underwriters, a fee (the “Underwriting Fee”) at the Time of Closing equal to $0.126 per Common Share sold pursuant to the terms of this Agreement (being 4.5% of the issue price per Common Share) in consideration of the services to be rendered by the Underwriters in connection with the Offering. Such services shall include, without limitation: (i) acting as financial advisors to the Corporation in the preparation of documentation relating to the sale of the Common Shares; (ii) forming and managing banking, selling and other groups for the sale of the Common Shares; (iii) distributing the Common Shares to the public both directly and through other registered dealers and brokers; (iv) assisting the Corporation in connection with the preparation and finalization of the Preliminary Prospectus (as hereinafter defined), the Final Prospectus and the U.S. Prospectus qualifying the distribution of, or registering, as the case may be, the Common Shares; (v) performing administrative work in connection with these matters; and (vi) all other services arising out of the agreement resulting from the Corporation’s acceptance of this offer.
     The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.
     The Underwriters and the Corporation acknowledge that an offering of the Common Shares is also being concurrently conducted in the United States by the Agents (as defined below), who are affiliates of the Underwriters, under the terms of the Agency Agreement (as defined below) and the terms of the Inter-Dealer Agreement (as defined below), as well as U.S. Securities Laws.
     The following, in addition to the above preamble, are the terms and conditions of the agreement between the Corporation and the Underwriters:

Section 1 Definitions and Interpretation
(1)	In this Agreement:

“Additional Shares” has the meaning ascribed thereto on page 1 hereof;

“Agency Agreement” means the agency agreement, dated the date hereof, between the Agents and the Corporation;

“Agents” means, collectively, Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc.;

“business day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario, and the City of New York, New York;

“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Qualifying Provinces and the respective rules and regulations under such laws, together with applicable published policy statements, notices and orders of the securities regulatory authorities in the Qualifying Provinces;

“Closing Date” has the meaning ascribed thereto in Section 10(1) hereof;

“Common Shares” has the meaning ascribed thereto on page 1 hereof;

“Defaulted Securities” has the meaning ascribed thereto in Section 15(2) hereof;

“Exchanges” means the Toronto Stock Exchange (“TSX”) and the American Stock Exchange (“AMEX”);

“Final Prospectus” means the Canadian (final) short form prospectus dated the date hereof including any documents or information incorporated therein by reference, prepared by the Corporation and relating to the distribution of the Common Shares and the Offering;

“Incorporated Documents” means all documents incorporated or deemed to be incorporated in the Preliminary Prospectus, the Final Prospectus and any Prospectus Amendment.

“Initial Shares” has the meaning ascribed thereto on page 1 hereof;

“Inter-Dealer Agreement” means that certain inter-dealer agreement, dated the date hereof, between the Underwriters and the Agents;

“Lead Underwriters” has the meaning ascribed thereto on page 1 hereof;

“Material Resource Properties” has the meaning ascribed thereto in Section 6(j);

“Material Subsidiaries” means the entities set out in Schedule A in which the Corporation holds the types and percentages of securities or other ownership interests therein set forth and unless the context otherwise requires, shall be deemed to include St. Jude;

“MRRS Decision Document” means a decision document issued by the applicable Canadian securities regulatory authority pursuant to National Policy 43-201 and which evidences the receipts by the applicable Canadian securities regulatory authorities in each of the Qualifying Provinces for the Preliminary Prospectus or the Final Prospectus, as the case may be;

“NI 44-101” has the meaning ascribed thereto on page 2 hereof;

“Offering” has the meaning ascribed thereto on page 1 hereof;

“Option” has the meaning ascribed thereto on page 1 hereof;

“POP System” has the meaning ascribed thereto on page 2 hereof;

“Preliminary Prospectus” means the Canadian preliminary short form prospectus dated December 12, 2005, including any documents or information incorporated therein by reference, prepared by the Corporation and relating to the distribution of the Common Shares and the Offering;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus required to be prepared and filed by the Corporation under applicable Canadian Securities Laws in connection with the Offering;

“Qualifying Authorities” means each of the securities regulatory authorities in each of the Qualifying Provinces;

“Qualifying Provinces” has the meaning ascribed thereto on page 2 hereof;

“SEC” has the meaning ascribed thereto on page 2 hereof;

“St. Jude” means St. Jude Resources Ltd.;

“Stock Option Plans” means the stock option plans of the Corporation as approved by the shareholders of the Corporation, as constituted on the date hereof;

“Supplementary Material” has the meaning ascribed thereto in Section 12(1)(a);

“Time of Closing” has the meaning ascribed thereto in Section 10(1) hereof;

“Underwriters” has the meaning ascribed thereto on page 1 hereof;

“Underwriting Fee” has the meaning ascribed thereto on page 2 hereof;

“United States” means the United States of America, its territories and possessions, any state of the United States, the District of Columbia, and the areas subject to the jurisdiction of the United States of America;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Preliminary Prospectus” means the U.S. Shelf Prospectus together with a preliminary prospectus supplement dated December 12, 2005 specifically relating to the Common Shares;

“U.S. Prospectus” has the meaning ascribed thereto on page 2 hereof;

“U.S. Prospectus Supplement” has the meaning ascribed thereto on page 2 hereof;

“U.S. Registration Statement” means the registration statement on Form S-3 (File No. 333-118956), filed with the SEC, with respect to the Common Shares, under the U.S. Securities Act, including the exhibits, financial statements and schedules thereto, which Registration Statement has been declared effective by the SEC and includes the U.S. Prospectus;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means the applicable blue sky or securities legislation in the United States, together with the U.S. Exchange Act and the U.S. Securities Act and the rules and regulations of the SEC and the applicable state securities regulators thereunder;

“U.S. Shelf Prospectus” has the meaning ascribed thereto on page 2 hereof;

(2)	Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

(3)	The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

(4)	Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.
Section 2 Compliance with Securities Laws
(1)	As of the date of this Agreement, the Corporation has prepared and filed the Preliminary Prospectus with the Qualifying Authorities together with the required supporting documents, has addressed the comments made by such Qualifying Authorities in respect of the Preliminary Prospectus and any amendment thereto, and shall have received an MRRS Decision Document in respect thereof. The Corporation covenants and agrees with the Underwriters that as soon as practicable, it will prepare (subject to review by the Underwriters) and file with the Qualifying Authorities, the

Final Prospectus, together with the required supporting documents, and use its reasonable best efforts to obtain the MRRS Decision Document from such Qualifying Authorities in order to qualify the distribution of the Common Shares by no later than 5:00 pm (Toronto time) on December 21, 2005.

(2)	The representations and warranties made by the Corporation in Section 2 of the Agency Agreement are incorporated herein by reference and shall have the same effect as if made to the Underwriters under this Agreement.
Section 3 Due Diligence
     Prior to the Time of Closing, prior to filing the Final Prospectus, and, if applicable, prior to the filing of any Prospectus Amendment and prior to the filing of any Supplementary Material, including on any intervening weekends, the Corporation shall allow the Underwriters to participate fully in the preparation of such documents and shall allow the Underwriters to conduct all due diligence that the Underwriters may reasonably require in order to fulfil their obligations as Underwriters and in order to enable the Underwriters responsibly to execute any certificate required to be executed by them, provided, however, that the conduct of due diligence is not intended to operate as a condition of the Offering.
Section 4 Conditions of the Offering
     The Underwriters’ obligations under this Agreement are conditional upon and subject to:
(1)	the Underwriters receiving at the Time of Closing favourable legal opinions dated the Closing Date, addressed to the Underwriters and their counsel from (i) Fasken Martineau DuMoulin LLP, Canadian counsel to the Corporation (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Corporation and counsel to the Underwriters as to the qualification of the Common Shares for sale to the public and as to other matters governed by the laws of the Qualifying Provinces other than the provinces in which they are qualified to practice and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers, of public officials and of Exchange officials or of the auditors or transfer agent of the Corporation), to the effect set forth below:
(a)	the Corporation having been amalgamated and existing under the laws of Canada;

(b)	the Corporation having the corporate capacity and power to own and lease its properties and assets and to conduct its business as described in the Final Prospectus and to execute and deliver this Agreement and to carry out the transactions contemplated hereby;

(c)	the authorized and issued share capital of the Corporation being as described in the Final Prospectus;

(d)	all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of this Agreement and the Agency Agreement and the performance of its obligations hereunder and thereunder and this Agreement and the Agency Agreement have been duly executed and delivered by the Corporation and this Agreement constitutes a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver of contribution) and the execution and delivery by the Corporation of this Agreement and the Agency Agreement, the fulfilment of the terms hereof and thereof by the Corporation, and the issue, sale and delivery on the Closing Date of the Common Shares to the Underwriters and the Agents as contemplated herein and in the Agency Agreement do not constitute or result in a breach of or a default under, and do not create a state of facts which, after notice or lapse of time or both, will constitute or result in a breach of, and will not conflict with, any of the terms, conditions or provisions of the articles or by-laws of the Corporation;

(e)	the Option and the issuance and sale of the Common Shares have been authorized by all necessary action on the part of the Corporation;

(f)	all documents required to be filed by the Corporation and all proceedings required to be taken by the Corporation under applicable Canadian Securities Laws having been filed and taken in order to qualify the distribution (or distribution to the public, as the case may be) of the Common Shares in each of the Qualifying Provinces through investment dealers or brokers duly registered in the appropriate category under the applicable laws thereof who have complied with the relevant provisions thereof;

(g)	the Common Shares having been conditionally approved for listing on the TSX subject only to compliance with the documentary filing requirements of such Exchange;

(h)	the attributes and characteristics of the Common Shares being accurately summarized in all material respects under the heading “Description of Share Capital” in the Final Prospectus;

(i)	the Common Shares, when issued by the Corporation upon receipt of the aggregate purchase price as consideration for the issue thereof, having been validly issued by the Corporation and being fully-paid and non-assessable shares in the capital of the Corporation;

(j)	as to certain Canadian federal income tax matters, as described in the Final Prospectus under the heading “Eligibility for Investment”; and

(k)	a “10b-5” opinion to the effect that during the course of the Corporation’s preparation of the Final Prospectus and its participation in conferences with officers and other representatives of the Corporation, the Corporation’s independent public accountants, the Agents and the Underwriters and their counsel, during which the contents of the Final Prospectus were discussed, and while it has not independently verified and is not passing upon the accuracy, completeness or fairness of the statements made in the Final Prospectus except as explicitly set forth in paragraph (k) hereof, no facts have come to its attention that lead it to believe that the Final Prospectus contained any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)) or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (other than the financial statements and notes thereto and related schedules therein or other financial data derived from accounting records; other than Appendix C to the Final Prospectus; and other than statistical, ore reserve and resource and geological information, as to which such counsel is not expressing an opinion);
and (ii) from Davis Graham & Stubbs LLP, the Corporation’s U.S. counsel, as to those matters set forth in Schedule B to the Agency Agreement, in each case addressed to the Underwriters, dated the Closing Date, and in form and substance satisfactory to the Underwriters and their counsel acting reasonably;

(2)	the Underwriters having received the comfort letters referred to in Section 9(1)(a) and Section 9(1)(b);

(3)	the Underwriters having received comfort letters, dated the Closing Date, in form and substance satisfactory to the Underwriters, acting reasonably, bringing forward to a date not more than two business days prior to the Closing Date the information contained in the comfort letter referred to in Section 9(1)(a) and Section 9(1)(b);

(4)	the Underwriters receiving at the Time of Closing a legal opinion (or opinions) dated the Closing Date, in form and substance satisfactory to the Underwriters and their counsel acting reasonably, addressed to the Underwriters and their counsel, from local counsel to the Corporation, as to mining title matters with respect to each of the Material Resource Properties (other than Hwini-Butre);

(5)	the Underwriters receiving at the Time of Closing a legal opinion (or opinions) dated the Closing Date, in form and substance satisfactory to the Underwriters and their counsel, addressed to the Underwriters and their counsel, from local counsel to the Corporation, stating that each of the Material Subsidiaries has been duly created and is validly existing under the laws of the jurisdiction in which it was incorporated, amalgamated or continued, and that the Corporation or a Material Subsidiary owns all of the issued and outstanding share capital of such corporations, except as set out in Schedule A;

(6)	at the Time of Closing, there having been no material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis since the date hereof;

(7)	at the Time of Closing, CIBC Mellon Trust Company, at is principal office in Vancouver, having been duly appointed as the transfer agent and registrar for the Common Shares;

(8)	the Agency Agreement having been executed by the Corporation and the Agents;

(9)	the Corporation delivering a certificate signed on behalf of the Corporation by the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation, addressed to the Underwriters and dated the Closing Date, in a form satisfactory to the Underwriters and their counsel acting reasonably, certifying for and on behalf of the Corporation and not in their personal capacities that, to the actual knowledge of the persons signing such certificate, after having made due inquiry:
(a)	the Corporation has complied in all respects with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Time of Closing on the Closing Date;

(b)	no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Common Shares or any of the Corporation’s issued securities has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened;

(c)	no order suspending the effectiveness of the U.S. Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or, to the knowledge of such officers, threatened by the SEC and any additional information requested on the part of the SEC shall have been complied with to the reasonable satisfaction of the Underwriters;

(d)	the Corporation is a “reporting issuer” or its equivalent under the securities laws of each of the Qualifying Provinces and eligible to use the POP System and no material change relating to the Corporation on a consolidated basis has occurred since the date hereof with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis that remains subject to confidentiality; and

(e)	all of the representations and warranties made by the Corporation in this Agreement are true and correct as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated hereby; and
(10)	the Underwriters receiving at the Time of Closing such further certificates, opinions of counsel and other documentation from the Corporation as are consistent with the transactions contemplated herein and provided that no less than 48 hours notice thereof is given prior to the Time of Closing.
Section 5 Covenants of the Underwriters
(1)	The Underwriters:
(a)	shall offer or arrange the offer of the Common Shares for sale to the public, directly and through other investment dealers and brokers (such other investment dealers and brokers, are referred to herein as the “Selling Firms”), only as permitted by and in compliance with all relevant laws and the requirements of Canadian Securities Laws, upon the terms and conditions set forth in the Final Prospectus and in this Agreement and will require each Selling Firm to so agree and provided that the fees (exclusive of expenses) of the Selling Firms will be paid by the Underwriters;

(b)	shall not solicit offers to purchase or sell the Common Shares so as to require registration thereof or the filing of a prospectus or similar document with respect thereto under the laws of any jurisdiction other than the Qualifying Provinces, and will require each Selling Firm to agree with the Underwriters not to so solicit or sell. In this connection, the Underwriters agree that they will not offer or sell any of the Common Shares constituting a part of their allotment within the United States except, if applicable, through the Agents on the terms and conditions set forth in the Agency Agreement and the Inter-Dealer Agreement and in compliance with U.S. Securities Law. For the purposes of this Section 5(1)(b), the Underwriters shall be entitled to assume that the Common Shares are qualified for distribution in any Qualifying Province where a decision document or receipt or similar document for the Final Prospectus shall have been obtained from the applicable Canadian securities regulatory authority following the filing of the Final Prospectus;

(c)	agree that if they offer to sell or sell any Common Shares in jurisdictions (which may include Europe) other than the Qualifying Provinces and through the Agents in the United States, such offers and sales shall be effected in accordance and compliance with the applicable laws of such jurisdictions and shall be effected in such manner so as not to: (i) require registration of the Common Shares, or the filing of a prospectus or other document with respect thereto; or (ii) subject the Corporation to any continuous disclosure or similar reporting requirements under the laws of any jurisdiction outside the provinces of Canada or the United States;

(d)	shall use all reasonable efforts to complete and to cause the other Selling Firms to complete the distribution of the Initial Shares and any Additional Shares as soon as practicable;

(e)	shall notify the Corporation when, in their opinion, the Underwriters and the other Selling Firms have ceased distribution of the Common Shares and shall provide a breakdown of the number of Common Shares distributed in each of the Qualifying Provinces; and

(f)	shall comply in all material respects with any applicable laws with respect to the use of “green sheets” and other marketing materials during the “waiting period” (as defined under Canadian Securities Laws).
(2)	Notwithstanding the foregoing, no Underwriter shall be liable to the Corporation with respect to any other Underwriter under this Section 5.

Section 6 Representations and Warranties of the Corporation
     The Corporation hereby represents and warrants to the Underwriters, intending that the same may be relied upon by the Underwriters, that:
(a)	each of the Corporation and the Material Subsidiaries has been duly incorporated, continued or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation, continuance or amalgamation, has all requisite corporate power and authority to carry on its business as now conducted and as contemplated by the Final Prospectus, and to own, lease and operate its properties and assets, and the Corporation has all requisite power and authority to carry out its obligations under this Agreement;

(b)	the only material operating subsidiaries of the Corporation are listed in Schedule A;

(c)	the Corporation or one of its Material Subsidiaries owns the issued and outstanding shares of each of the Material Subsidiaries as set out in Schedule A, in each case free and clear of any pledge, lien, security interest, charge, claim or encumbrance other than as described in the Prospectus or the Incorporated Documents;

(d)	the Corporation is a reporting issuer or the equivalent in each of the Qualifying Provinces and the Corporation is not in default in any material respect of any of the requirements of the Canadian Securities Laws;

(e)	the Corporation is eligible to use the POP System and at the respective times of filing, each of the Preliminary Prospectus and the Final Prospectus together with any Prospectus Amendment and any Supplementary Material have complied and will comply with the requirements of the Canadian Securities Laws pursuant to which they have been or will be filed, have and will provide full, true and plain disclosure of all material facts (as defined in the Securities Act (Ontario)) relating to the Corporation on a consolidated basis and to the Common Shares and do not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) as of the date of filing, provided that the foregoing shall not apply with respect to statements contained in such documents relating solely to the Underwriters or Agents or provided by the Underwriters or Agents;

(f)	no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Corporation or the sale of the Common Shares has been issued and no proceedings, investigations or inquiries for such purpose are pending or, to the Corporation’s knowledge, threatened;

(g)	the Corporation’s common shares are posted and listed for trading on the Exchanges and the Corporation is not in default in any material respect of any of the listing requirements of the Exchanges;

(h)	other than options under the Corporation’s Stock Option Plans, the Corporation is not a party to and has not entered into any agreement, warrant, option, right or privilege reasonably capable of becoming an agreement, for the purchase, subscription or issuance of any Common Shares or securities convertible into or exchangeable for Common Shares other than as set out in the Final Prospectus;
(i)	as at December 9, 2005, the authorized share capital of the Corporation consisted of an unlimited number of Common Shares and an unlimited number of First Preferred shares, of which 142,987,394 Common Shares and no First Preferred shares are issued and outstanding;

(j)	the Corporation, each of the Material Subsidiaries and, to the Corporation’s knowledge after due inquiry, St. Jude have conducted and are conducting their respective businesses in material compliance with all applicable laws, rules, regulations, tariffs, orders and directives, including without limitation, all laws, regulations and statutes relating to mining and to mining claims, concessions or leases, and environmental, health and safety laws, rules, regulations, or policies or other lawful requirements of any governmental or regulatory bodies having jurisdiction over the Corporation and the Material Subsidiaries in each jurisdiction in which the Corporation or the Material Subsidiaries carries on their respective businesses, other than those in respect of which the failure to comply would not individually or in the aggregate be material and adverse to the Corporation and the Material Subsidiaries (taken as a whole). Each of the Corporation, the Material Subsidiaries, and, to the Corporation’s knowledge after due inquiry, St. Jude hold all certificates, authorities, permits, licenses, registrations and qualifications (collectively, the “Authorities”) in all jurisdictions in which each carries on its business and which are material for and necessary or desirable to carry on their respective businesses as now conducted. To the best of the Corporation’s knowledge, information and belief all the Authorities are valid and existing and in good standing and none of the Authorities contain any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and the Material Subsidiaries (taken as a whole) as now conducted or as currently proposed to be conducted. None of the Corporation, any of the Material Subsidiaries, or, to the Corporation’s knowledge after due inquiry, St. Jude has received any notice of proceedings relating to the revocation or modification of any of the Authorities which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the business, operations, financial condition, or income of the Corporation and the Material Subsidiaries (taken as a whole) or any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions or leases comprising:
(i)	the Bogoso/Prestea property;

(ii)	the Prestea Underground property;

(iii)	the Dunkwa-Mampon properties;

(iv)	the Wassa property; and

(v)	the Hwini-Butre property.
The above-noted properties are referred to, collectively, as the “Material Resource Properties” and each such property, other than the Hwini-Butre property, is as described in the Form 10-K of the Corporation dated April 14, 2005.
(k)	the Corporation, each of its Material Subsidiaries and, to the Corporation’s knowledge after due inquiry, St. Jude, have good and marketable title to all assets owned by them free and clear of all liens, charges and encumbrances, other than as described in the Incorporated Documents and other than such liens, charges and encumbrances that are not individually or in the aggregate material to the Corporation and the Material Subsidiaries taken as a whole;

(l)	except as set out in the Final Prospectus or the Incorporated Documents or as are not individually or in the aggregate material to the Corporation and Material Subsidiaries (taken as a whole), or other than as would not have a material effect on the value of such interests, all interests in the Material Resource Properties are owned, leased or held by the Corporation, its Material Subsidiaries or, to the Corporation’s knowledge after due inquiry, St. Jude as owner or lessee thereof, are so owned with good and marketable title or are so leased with good and valid title, are in good standing, are valid and enforceable, are free and clear of any liens, charges or encumbrances, except with respect to the litigation listed in Schedule B, and no royalty is payable in respect of any of them; no other material property rights are necessary for the conduct or currently intended conduct of the Corporation’s, the Material Subsidiaries’ or, to the knowledge of the Corporation after due inquiry, St. Jude’s business and there are no restrictions on the ability of the Corporation or the Material Subsidiaries to use, transfer or otherwise exploit or explore (as the case may be) any such property rights, except as set out in the Final Prospectus or the Incorporated Documents;

(m)	(A) the Corporation and its Material Subsidiaries are in material compliance with all material terms and provisions of all contracts, agreements, indentures, leases, instruments and licences material to the conduct of their businesses taken as a whole and (B) all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and are in full force and effect;

(n)	except in each case as publicly disclosed: (i) to the best of the Corporation’s knowledge, information and belief none of the real property (and the buildings constructed thereon) in which the Corporation or any of the Material Subsidiaries or, to the knowledge of the Corporation after due inquiry, St. Jude has a direct or indirect interest, whether leasehold or fee simple or otherwise (the “Real Property”), or upon or within which it has operations, is subject to any judicial or administrative proceeding alleging the violation of any federal, provincial, state or municipal environmental, health or safety statute or regulation, domestic or foreign, or is subject to any investigation concerning whether any remedial action is needed to respond to a release of any Hazardous

Material (as defined below) into the environment; (ii) except in material compliance with applicable environmental laws, neither the Corporation nor any Material Subsidiary nor, to the Corporation’s knowledge, St. Jude or any occupier of the Real Property, has filed any notice under any federal, provincial, state or municipal law, domestic or foreign, indicating past or present treatment, storage or disposal of a Hazardous Material; (iii) except in material compliance with applicable environmental laws, none of the Real Property has at any time been used by the Corporation, a Material Subsidiary or, to the knowledge of the Corporation after due inquiry, St. Jude or, to the best of the Corporation’s knowledge, information and belief by any other occupier, as a waste storage or waste disposal site; (iv) the Corporation, on a consolidated basis, has no contingent liability of which it has knowledge in connection with any release of any Hazardous Material on or into the environment from any of the Real Property or operations thereon; (v) none of the Corporation, any Material Subsidiary or, to the Corporation’s knowledge after due inquiry, St. Jude or, to the best of the Corporation’s knowledge, any occupier of the Real Property, generates, transports, treats, processes, stores or disposes of any waste on any of the Real Property in material contravention of applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or human health or wildlife; (vi) to the Corporation’s knowledge, no underground storage tanks or surface impoundments containing a petroleum product or Hazardous Material are located on any of the Real Property in contravention of applicable federal, provincial, state or municipal laws or regulations, domestic or foreign, enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), human health or wildlife. For the purposes of this Section 6(n), “Hazardous Material” means any contaminant, chemical, pollutant, subject waste, hazardous waste, deleterious substance, industrial waste, toxic matter or any other substance that when released into the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) is likely to cause, at some immediate or future time, harm or degradation to the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or risk to human health and, without restricting the generality of the foregoing, includes any contaminant, chemical, pollutant, subject waste, deleterious substance, industrial waste, toxic matter or hazardous waste as defined by applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or human health or wildlife;

(o)	except as disclosed in the Final Prospectus or the Incorporated Documents, the Corporation and each of its Material Subsidiaries other that St. Jude maintain appropriate insurance against loss of, or damage to, their assets for all insurable risks on a repair, reinstatement or replacement cost basis, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default;

(p)	the audited consolidated financial statements of the Corporation for its fiscal year ended December 31, 2004 and the unaudited consolidated interim financial statements of the Corporation for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 and the unaudited pro forma consolidated statement of operations for the Corporation for the year ended December 31, 2004, the nine months ended September 30, 2005 and the unaudited pro forma consolidated balance sheet as of September 30, 2005 (collectively the “Corporation’s Financial Statements”), copies of which are or will be included or incorporated by reference in the Preliminary Prospectus and in the Final Prospectus, including together with management’s discussion and analysis of financial condition and results of operations on such annual and interim financial statements (but other than in respect of the foregoing pro forma financial statements for which there is no management discussion and analysis) and any reconciliation of financial statements prepared in accordance with generally accepted accounting principles in Canada and with generally accepted accounting principles in the United States, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation on a consolidated basis for the periods then ended and the Corporation’s Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis, and comply as to form in all material respects with the applicable accounting requirements of the U.S. Securities Act and the U.S. Exchange Act, as applicable, and the related published rules and regulations thereunder;

(q)	the execution and delivery of and the performance by the Corporation of this Agreement and the Agency Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Common Shares, have been authorized by all necessary action on the part of the Corporation;

(r)	this Agreement and the Agency Agreement have been duly executed and delivered by the Corporation and each such agreement is a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy);

(s)	the Final Prospectus complies fully, in all material respects, with the requirements of Canadian Securities Laws; for greater certainty, the documents incorporated by reference therein, at the time they were filed, complied in all material respects of Canadian Securities Laws;

(t)	except as included or incorporated by reference therein, there are no financial statements or other documents required to be included in the Preliminary

Prospectus or Final Prospectus as a result of a “significant acquisition”, “significant probable acquisition” or “significant disposition”, each as described in NI 44-101;

(u)	except as disclosed in the Preliminary and Final Prospectuses or the Incorporated Documents, since September 30, 2005: (A) there has been no material change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis; (B) no material change reports or other documents have been filed on a confidential basis with the Qualifying Authorities; (C) there has been no transaction entered into by the Corporation and not disclosed in the Incorporated Documents which is material to the Corporation; (D) the Corporation and its Material Subsidiaries on a consolidated basis, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (E) there has been no dividend or distribution of any kind declared, paid or made by the Corporation or, except for dividends paid to the Corporation or its Material Subsidiaries, any of its Material Subsidiaries, or to the Corporation’s knowledge after due inquiry, St. Jude, on any class of capital stock or repurchase or redemption by the Corporation or any of its Material Subsidiaries of any class of capital stock;

(v)	the directors and officers of the Corporation and their compensation arrangements with the Corporation, whether as directors, officers or employees of the Corporation, are as disclosed in the Preliminary and Final Prospectuses and the U.S. Prospectus or in the Incorporated Documents if required to be so disclosed;

(w)	all of the material contracts and agreements of the Corporation, its Material Subsidiaries, and, to the Corporation’s knowledge after due inquiry, St. Jude, not made in the ordinary course of business (collectively the “Material Contracts”) have been disclosed in the Incorporated Documents;

(x)	all tax returns, reports, elections, remittances and payments of the Corporation, its Material Subsidiaries, and to the Corporation’s knowledge after due inquiry, St. Jude, required by law to have been filed (or are in the process of being prepared for filing, which delayed filing will not have a material adverse effect on the Corporation and its Material Subsidiaries taken as a whole) or made in any applicable jurisdiction, have been filed or made (as the case may be), other than for taxes being contested in good faith, or with respect to which the failure to file or make would not have a material adverse effect, either individually or in the aggregate, to the Corporation and the Material Subsidiaries taken as a whole and, to the knowledge of the Corporation, are substantially true, complete and correct and all taxes of the Corporation and of its Material Subsidiaries, in respect of which payment or accrual is required under applicable law, other than taxes being contested in good faith, have been so paid or accrued in the Corporation’s Financial Statements;

(y)	except as set out in Schedule B there is no material action, suit, proceeding, investigation or judgment pending, or to the Corporation’s knowledge threatened or outstanding against or affecting the Corporation or any Material Subsidiary or, to the Corporation’s knowledge after due inquiry, St. Jude (or their respective officers and directors in such capacity) at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any way materially adversely affects or may reasonably be expected to materially adversely affect the business, operations or condition of the Corporation and any Material Subsidiary taken as a whole, (financial or otherwise) or its property or assets or which questions or may question the validity of the creation, issuance or sale, of the Common Shares or any action taken or to be taken by the Corporation or any Material Subsidiary pursuant to or in connection with this Agreement or any other material contract to which the Corporation or any Material Subsidiary is a party, as the case may be;

(z)	except as have been made or will be obtained prior to the Time of Closing, under the laws of the Qualifying Provinces and the United States, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the creation, issue, sale and delivery (as the case may be) of the Common Shares or the consummation by the Corporation of the transactions contemplated in this Agreement and the Agency Agreement;

(aa)	all necessary corporate action has been taken or will have been taken prior to the Time of Closing by the Corporation so as to validly issue and sell the Common Shares to the Underwriters and upon receipt by the Corporation of the purchase price as consideration for the issue thereof the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation;

(bb)	the attributes of the Common Shares conform in all material respects with the description thereof contained in the Preliminary and Final Prospectuses;

(cc)	there are no material business relationships or related party transactions within the meaning of Ontario Securities Commission Rule 61-501 involving the Corporation or any of its Material Subsidiaries or any other person except as described in the Final Prospectus or the Incorporated Documents;

(dd)	none of the Corporation, any of its Material Subsidiaries, to the Corporation’s knowledge after due inquiry, St. Jude, any employee or agent of the Corporation, any Material Subsidiary or St. Jude, has (i) made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or (ii) made any payment to any foreign, United States or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States;

(ee)	each of the Corporation and each of its Material Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Corporation has a plan to integrate St. Judes’ internal accounting controls into those of the Corporation’s in early 2006;

(ff)	neither the Corporation nor to the knowledge of the Corporation after due inquiry any of the Corporation’s officers, directors or affiliates has taken, and at the Closing Date will have taken, directly or indirectly, any action which has constituted, or might reasonably be expected to constitute, the stabilization or manipulation of the price of sale or resale of the Common Shares;

(gg)	since December 31, 2004, the Corporation has properly filed on a timely basis (i) with the SEC all reports and other documents required to have been filed by it with the SEC pursuant to the U.S. Securities Act and the rules and regulations, (ii) with the AMEX all reports and documents required to have been filed by it pursuant to the rules and regulations of the AMEX, and (iii) all reports or other documents required to have been filed by it with the securities commission or similar regulatory body of each province in Canada, the TSX or any other applicable Canadian governmental authorities. True and complete copies of all such reports and other documents have been delivered or made available to the Underwriters;

(hh)	neither the Corporation nor any Material Subsidiary (other than St. Jude) (i) was a personal holding company within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”) (a “PHC”), a foreign personal holding company with the meaning of Section 542 of the Code (an “FPHC”), or a controlled foreign corporation with the meaning of Section 957 of the Code (a “CFC”) for its taxable year ended December 31, 1996 or for any previous taxable year, or (ii) expects that it will constitute a PHC, a FPHC or a CFC for its current taxable year ending December 31, 2005;

(ii)	the Corporation (i) was not a passive foreign investment company (a “PFIC”) within the meaning of section 1296 of the Code for its taxable year ended December 31, 2004 or for any previous taxable year and (ii) expects that it will not constitute a PFIC for its current taxable year ending December 31, 2005;

(jj)	CIBC Mellon Trust Company, at its principal office in Vancouver, has been duly appointed as the transfer agent and registrar for the Common Shares; and

(kk)	the Preliminary Prospectus and Final Prospectus, including any and all amendments thereto, contain and will contain no untrue statement of a material fact and do not and will not omit to state a material fact that is required to be stated or that is necessary to make the statements therein not misleading in light of the circumstances in which they are made.
Section 7 Representations and Warranties of the Underwriters
(1)	Each Underwriter hereby severally, and not jointly, represents and warrants that:
(a)	it is, and will remain so, until the completion of the Offering, appropriately registered under Canadian Securities Laws so as to permit it to lawfully fulfil its obligations hereunder; and

(b)	it has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein.
Section 8 Covenants of the Corporation
(1)	The Corporation covenants with the Underwriters that:
(a)	the Corporation will comply with Section 57 of the Securities Act (Ontario) and with the comparable provisions of the other relevant Canadian Securities Laws, and, after the date hereof and prior to the completion of the distribution of the Common Shares, the Corporation will promptly advise the Underwriters in writing of the full particulars of any material change, (as defined in the Securities Act (Ontario)), in the business, affairs, operations, assets, liabilities or financial condition of the Corporation, on a consolidated basis, or of any change in any material fact (as defined in the Securities Act (Ontario)) contained or referred to in the Preliminary Prospectus, the Final Prospectus, the U.S. Prospectus, or any Prospectus Amendment or Supplementary Material (collectively, the “Filings”) which is, or may be, of such a nature as to render any statement contained in the Filings untrue, false or misleading, result in a misrepresentation (as defined in the Securities Act (Ontario)), or result in any of such documents not complying with the laws of any Qualifying Province or the United States. The Corporation will promptly prepare and file with the securities authorities in the Qualifying Provinces or the United States any amendment or supplement to the Preliminary Prospectus or the Final Prospectus or the U.S. Prospectus, which in the opinion of the Underwriters and the Corporation, each acting reasonably, may be necessary or advisable to correct such untrue or misleading statement or omission. The Corporation shall in good faith discuss with the Underwriters any change in circumstances (actual, anticipated, contemplated or threatened) which is of such a nature that there may be a reasonable doubt as to whether written notice need be given to the Underwriters under the provisions of this Section 8(1)(a);

(b)	the Corporation will deliver without charge to the Underwriters, as soon as practicable, and in any event no later than December 13, 2005 in the case of the Preliminary Prospectus and December 21, 2005 in the case of the Final Prospectus and the U.S. Prospectus, and thereafter from time to time during the distribution of the Common Shares, in such cities as the Underwriters shall notify the Corporation, as many commercial copies of each of the Preliminary Prospectus, the Final Prospectus and the U.S. Prospectus, respectively (and in the event of any Prospectus Amendment, such Prospectus Amendment) as the Underwriters may reasonably request for the purposes contemplated by Canadian Securities Laws and U.S. Securities Laws and such delivery shall constitute consent by the Corporation to the use by the Underwriters, the Agents and the Selling Firms of such documents in connection with the Offering in all Qualifying Provinces and the United States, subject to the provisions of Canadian Securities Laws and U.S. Securities Laws. The Corporation shall similarly cause to be delivered commercial copies of the Supplementary Material in such quantities as the Underwriters may reasonably request;
(c)	the Corporation shall use its best efforts to arrange that the Common Shares are listed and posted for trading on the TSX and the AMEX on the Closing Date, subject only to the documentary filing requirements of each such exchange;

(d)	the Corporation shall not issue or announce the issuance of any Common Shares of the Corporation or any securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Corporation without the prior consent of the Lead Underwriters on behalf of the Underwriters, acting reasonably, during a period commencing on the date of execution of this Agreement and ending 90 days after the Closing Date (the “Restricted Period”), other than:
(i)	upon exercise of currently outstanding rights, or agreements, including options, warrants and other convertible securities and any rights which have been granted or issued, subject to any necessary regulatory approval (including, for the avoidance of doubt, the common shares and convertible securities to be issued under the Plan of Arrangement with St. Jude Resources Ltd. and the common shares underlying the convertibles);

(ii)	currently outstanding options granted to officers, directors, employees or consultants of the Corporation or any subsidiary thereof pursuant to the Corporation’s stock option and purchase plans (collectively, the “Option Plans”); or

(iii)	options issued pursuant to and in accordance with the Option Plans; and
(e)	it will apply the net proceeds from the sale of the Common Shares as set forth under “Use of Proceeds” in the Final Prospectus subject to reallocation as contemplated thereby.
Section 9 Additional Documents upon Filing of Final Prospectus
(1)	The Underwriters’ obligations under this Agreement are conditional upon the receipt by the Underwriters, concurrently with the filing of the Final Prospectus, of:

(a)	a “long-form” comfort letter dated the date of the Final Prospectus from the auditors of the Corporation, addressed to the Underwriters, in form and substance reasonably satisfactory to the Underwriters, relating to the verification of the financial information and accounting data and other numerical data of a financial nature contained in the Final Prospectus and matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Prospectus to a date not more than two business days prior to the date of such letter. Such letter shall further state that such auditors are independent with respect to the Corporation within the meaning of Canadian Securities Laws, and that in their opinion the audited financial statements of the Corporation included in the Final Prospectus comply as to form in all material respects with the applicable accounting requirements of Canadian Securities Laws;

(b)	a “long-form” comfort letter dated the date of the Final Prospectus from the auditors of St. Jude, addressed to the Underwriters, in form and substance reasonably satisfactory to the Underwriters, relating to the verification of the financial information and accounting data and other numerical data of a financial nature regarding St. Jude contained in the Final Prospectus and matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Prospectus to a date not more than two business days prior to the date of such letter. Such letter shall further state that such auditors are independent with respect to St. Jude within the meaning of Canadian Securities Laws, and that in their opinion the audited financial statements of St. Jude included in the Final Prospectus comply as to form in all material respects with the applicable accounting requirements of Canadian Securities Laws;

(c)	a copy of the Final Prospectus signed and certified as required by Canadian Securities Laws; and

(d)	a copy of any other document required to be filed by the Corporation with the Qualifying Authorities under Canadian Securities Laws of each of the Qualifying Provinces.
(2)	The comfort letters referred to in Section 9(1)(a) and Section 9(1)(b)and shall be in addition to any comfort letters required by the terms of the Agency Agreement to be delivered to the Agents.
(3)	Similar documents and comfort letters shall be delivered to the Underwriters with respect to any Prospectus Amendment (provided, in the case of comfort letters, that the Prospectus Amendment contains financial, accounting or other numerical data of a financial nature), or as required by the terms of the Agency Agreement to be delivered to the Agents.

Section 10 Closing
(1)	The Offering will be completed at the offices of Fasken Martineau DuMoulin LLP in Toronto at 8:00 a.m. (Toronto time) on December 30, 2005 (the “Time of Closing” and the “Closing Date”, respectively) or at such other time and/or on such other date as the Underwriters and the Corporation may agree upon, but in any event no later than January 6, 2006.
(2)	At the Time of Closing, subject to the terms and conditions contained in this Agreement, the Corporation shall deliver to the Underwriters a certificate or certificates representing the Common Shares against payment of the purchase price, net of the Underwriting Fee, by wire transfer, dated the Closing Date, payable to the Corporation. Upon the receipt of the wire transfer, the Corporation shall deliver to the Underwriters written confirmation of the receipt thereof.
(3)	At the Time of Closing, subject to the terms and conditions contained in this Agreement, the Corporation shall have obtained approval to list for trading the Common shares on the Exchanges.
Section 11 Termination Rights
(1)	Except as otherwise provided herein, all terms and conditions set out herein shall be construed as conditions and any breach or failure by the Corporation to comply with any such conditions in favour of the Underwriters shall entitle the Underwriters to terminate their obligation to purchase the Common Shares by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. The Corporation shall use its reasonable best efforts to cause all conditions in this Agreement to be satisfied. It is understood that the Underwriters may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any subsequent breach or non-compliance, provided that to be binding on the Underwriters, any such waiver or extension must be in writing.
(2)	In addition to any other remedies that may be available to the Underwriters, the Underwriters shall each be entitled, at their option, to terminate and cancel, without any liability on the Underwriters’ part, their obligations under this Agreement to purchase the Common Shares, by giving written notice to the Corporation at any time at or prior to the Time of Closing on the Closing Date:
(a)	if there should occur any suspension or limitation of trading in securities generally on the TSX or AMEX, or if a general moratorium on commercial banking activities in Toronto or New York should be declared by the relevant authorities, or if, in relation to the Corporation, any inquiry, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued by any officer of such Exchange or market, or by the SEC, or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States is promulgated or changed which, in the reasonable opinion of the Underwriters (or any of them) operates to prevent or materially restrict trading of the Common Shares or the distribution of the Common Shares;
(b)	if any inquiry, investigation or other proceeding is commenced or any other order is issued under or pursuant to any statute of Canada or any province thereof or the United States (other than an inquiry, investigation or other proceeding based solely upon the activities or alleged activities of any Underwriter, Agent or Selling Firm) or there is any change of law or the interpretation or administration thereof by a securities regulator or other public authority, which in the reasonable opinion of the Underwriters, operates to prevent or materially restrict the trading of the Common Shares or the distribution of the Common Shares;

(c)	if there shall occur any actual material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation and its subsidiaries considered as one enterprise, and which in the Underwriters’ opinion would reasonably be expected to have a material adverse effect on the market price or value of any of the Common Shares or the Corporation’s common shares generally;

(d)	if the Underwriters determine that any material adverse fact or information with respect to the Corporation or the Common Shares that existed on or prior to December 8, 2005 had not been publicly disclosed in accordance with applicable securities laws by December 12, 2005; or

(e)	if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, including without limiting the generality of the foregoing, any military conflict, civil insurrection, or any terrorist action (whether or not in connection with such conflict or insurrection) which, in the Underwriters’ opinion, materially adversely affects or involves, or will materially adversely affect or involve, the Canadian or United States financial markets and/or prevents or materially restricts the trading of the Common Shares or the distribution of the Common Shares.
(3)	The Underwriters shall make reasonable best efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events referred to in Section 11(2) provided that neither the giving nor the failure to give such notice shall in any way affect the entitlement of the Underwriters to exercise this right at any time prior to or at the Time of Closing.
(4)	The rights of termination contained in this Section 11 as may be exercised by the Underwriters are in addition to any other rights or remedies the Underwriters may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement.

(5)	If the obligations of the Underwriters are terminated under this Agreement pursuant to these termination rights, the Corporation’s liabilities to the Underwriters shall be limited to the Corporation’s obligations under Section 12 and Section 13.
Section 12 Indemnity.
(1)	The Corporation covenants and agrees to protect, indemnify, and save harmless, each of the Underwriters, and their respective directors, officers, employees and agents (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims, damages, liabilities, reasonable costs or expenses (but not including loss of profit related to the sale of the Common Shares in the Offering) caused or incurred by reason of:
(a)	any information or statement (except any information or statement relating solely to or provided by the Underwriters or Agents), contained in the Preliminary Prospectus, the Final Prospectus, or in any Prospectus Amendment, or in any supplemental or additional or ancillary material, information, evidence, return, report, application, statement or document (collectively, the “Supplementary Material”) that has been filed by or on behalf of the Corporation in connection with the Offering under the relevant securities laws of any of the Qualifying Provinces, which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation (as such term is defined in the Securities Act (Ontario)) or any omission or any alleged omission to state therein any fact or information (except for facts or information relating solely to the Underwriters or Agents) required to be stated therein or necessary to make any of the statements therein not misleading in light of the circumstances under which they were made;
(b)	any order made or inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority, based upon any untrue statement, omission or misrepresentation (as such term is defined in the Securities Act (Ontario)) or alleged untrue statement, omission or misrepresentation (except a statement, omission or misrepresentation relating solely to the Underwriters or Agents or Selling Firms) in the Preliminary Prospectus, the Final Prospectus, or Prospectus Amendment, or any Supplementary Material based upon any failure or alleged failure to comply with Canadian Securities Laws (other than any failure or alleged failure to comply by the Underwriters or Agents or Selling Firms) preventing and restricting the trading in or the sale of the Common Shares or any of them or the distribution or distribution to the public, as the case may be, of any of the Common Shares in any of the Qualifying Provinces;

(c)	the non-compliance or alleged non-compliance by the Corporation with any requirement of Canadian Securities Laws, including the Corporation’s non-compliance with any statutory requirement to make any document available for inspection; or

(d)	any breach of a representation or warranty of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder.
(2)	To the extent that any Indemnified Party is not a party to this Agreement, the Underwriters shall obtain and hold the right and benefit of the above-noted indemnity in trust for and on behalf of such Indemnified Party.
(3)	If any matter or thing contemplated by this Section 12 shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided, such Indemnified Party will notify the Corporation as soon as possible of the nature of such claim (provided that omission to so notify the Corporation will not relieve the Corporation of any liability which it may otherwise have to the Indemnified Party hereunder, except to the extent the Corporation is materially prejudiced by such omission) and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to such Indemnified Party and that no settlement may be made by the Corporation or such Indemnified Party without the prior written consent of the other, such consent not to be unreasonably withheld.
(4)	In any such claim, such Indemnified Party shall have the right to retain other legal counsel to act on such Indemnified Party’s behalf, provided that the fees and disbursements of such other legal counsel shall be paid by such Indemnified Party, unless: (i) the Corporation and such Indemnified Party mutually agree to retain other legal counsel; (ii) the representation of the Corporation and such Indemnified Party by the same legal counsel would be inappropriate due to actual or potential differing interests, as advised by counsel in writing, in which event such fees and disbursements shall be paid by the Corporation to the extent that they have been reasonably incurred; (iii) the Corporation has not assumed the defence of the claim within a reasonable period of time after receiving notice of the claim; or (iv) there are one or more defences available to the Indemnified Party, as advised by counsel in writing, which are different from or in addition to those available to the Corporation, provided that in no circumstances will the Corporation be required to pay the fees and expenses of more than one set of legal counsel for all Indemnified Parties
(5)	The rights of indemnity contained in this Section 12 shall not enure to the benefit of any Indemnified Party if the Underwriters were provided with a copy of any amendment or supplement to the Final Prospectus which corrects any untrue statement or omission or alleged omission which is the basis of a claim by a party against such Indemnified Party and which is required, under Canadian Securities Laws, to be delivered to such party by the Underwriters or the Selling Firms.
Section 13 Contribution
     In the event that the indemnity provided for in Section 12 hereof is declared by a court of competent jurisdiction to be illegal or unenforceable as being contrary to public policy or for any other reason, the Underwriters and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities of the nature provided for above such that each Underwriter shall be responsible for that portion represented by the percentage that the portion of the Underwriting Fee payable by the Corporation to such Underwriter bears to the gross proceeds realized by the Corporation from the Offering, whether or not the Underwriters have been sued together or separately, and the Corporation shall be responsible for the balance, provided that, in no event, shall an Underwriter be responsible for any amount in excess of the portion of the Underwriting Fee actually received by such Underwriter. In the event that the Corporation may be held to be entitled to contribution from the Underwriters under the provisions of any statute or law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of: (a) the portion of the full amount of losses, claims, costs, damages, expenses, liabilities, giving rise to such contribution for which such Underwriter is responsible; and (b) the amount of the Underwriting Fee actually received by any Underwriter. Notwithstanding the foregoing, a person guilty of fraud, fraudulent misrepresentation or gross negligence shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this section, notify such party or parties from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any obligation it may have otherwise under this section, except to the extent that the party from whom contribution may be sought is materially prejudiced by such omission. The right to contribution provided herein shall be in addition and not in derogation of any other right to contribution which the Underwriters may have by statute or otherwise by law.
Section 14 Expenses
     Whether or not the transactions provided for herein (including the Offering) are completed, the Corporation shall pay all costs, fees and expenses of or incidental to the performance of its obligations under this Agreement including, without limitation: (i) the costs of the Corporation’s professional advisors (including, without limitation, the Corporation’s auditors, counsel and local counsel, including U.S. counsel) and (ii) the cost of printing the Preliminary Prospectus, the Final Prospectus, any Prospectus Amendment, the U.S. Prospectus and any amendments thereto, Supplementary Material and certificates for the Common Shares. The reasonable fees and disbursements of any counsel (whether Canadian or U.S.) to the Underwriters and the Agents and out-of-pocket expenses of the Underwriters shall be borne by the Corporation; provided that, notwithstanding the foregoing, in the event that the sale and purchase of the Common Shares is not completed in accordance with the terms hereof (other than as a result of a breach by the Underwriters of any of their obligations hereunder), the Corporation shall assume and pay, in addition to the out-of-pocket expenses of the Underwriters and any other expenses required to be paid by it hereunder, all fees and disbursements of counsel (whether Canadian or U.S.) to the Underwriters or the Agents.
Section 15 Liability of Underwriters
(1)	The obligation of the Underwriters to purchase the Common Shares in connection with the Offering at the Time of Closing on the Closing Date shall be several and not joint or joint and several and shall be as to the following percentages of the Common Shares to be purchased at that time:

BMO Nesbitt Burns Inc.	45%
Blackmont Capital Inc.	45%
Wellington West Capital Markets Inc.	10%

100%
(2)	In the event that one or more Underwriters shall fail to purchase the applicable percentage of Common Shares (the “Defaulted Securities”) at the Time of Closing, and such failure shall constitute a default by such one or more of them of the performance of its or their obligations hereunder, the non-defaulting Underwriters shall have the right, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities, in such amounts as may be agreed upon by the non-defaulting Underwriters and upon the terms set forth herein. If, however, the Underwriters shall have not completed such arrangements with such 36 hour period, then:
(a)	if the number of Defaulted Securities does not exceed 10% of the number of Common Shares to be purchased hereunder, the non-defaulting Underwriters shall be obligated, each severally, and not jointly, nor jointly and severally, to purchase all of the Defaulted Securities in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligation of all non-defaulting Underwriters, or

(b)	if the number of Defaulted Securities exceeds 10% of the number of Common Shares to be purchased on such date, any non-defaulting Underwriter shall be entitled to terminate its obligation to purchase the Common Shares agreed to be purchased by it as set forth in Section 15(1) and shall be relieved of its obligations under this Agreement. No action taken pursuant to this Section 15 shall relieve any defaulting Underwriter from liability in respect of its default to the Corporation or to any non-defaulting Underwriter.
(3)	In the event of any such default which does not result in a termination of this Agreement, either the Underwriters or the Corporation shall have the right to postpone the Closing Date for a period not exceeding seven (7) calendar days in order to effect any required changes to the Final Prospectus or any other offering document.
(4)	Subject to the foregoing, the Underwriters shall have the right, but not the obligation, to sell to the Agents, any Common Shares pursuant to the Inter-Dealer Agreement, and subject to the terms and conditions set out therein.
(5)	Any Common Shares that are sold by the Agents pursuant to the Agency Agreement will reduce the obligation of the Underwriters to purchase the Common Shares hereunder by an equal amount.
Section 16 Action by Underwriters
     All steps which must or may be taken by the Underwriters in connection with this Agreement, with the exception of the matters relating to termination contemplated by Section 11 hereof, may be taken by the Lead Underwriters on behalf of themselves and the other

Underwriters and the acceptance of this offer by the Corporation shall constitute the Corporation’s authority for accepting notification of any such steps from, and for delivering the definitive documents constituting the Common Shares to or to the order of the Lead Underwriters.
Section 17 Compliance with U.S. Securities Laws; Concurrent Offering
(1)	The Corporation and the Underwriters agree that each will comply with U.S. Securities Laws in connection with this Agreement and the Offering. Each acknowledges that the Common Shares will be registered under the U.S. Securities Act and that the Preliminary Prospectus and the Final Prospectus must be, or have been, filed with SEC.
(2)	It is understood and agreed to by all parties that the Corporation is concurrently entering into the Agency Agreement providing for the sale by the Corporation of the Common Shares in the United States, through arrangements with the Agents. Two forms of prospectus are to be used in connection with the offering and sale of the Common Shares contemplated by the foregoing, one relating to the Common Shares hereunder and the other related to the Common Shares sold through the Agents. The latter form of prospectus will be the same in all material respects to the Preliminary Prospectus and the Final Prospectus, and amendments thereto except for differences that relate to Canadian Securities Laws or local market conventions.
Section 18 Governing Law; Time of Essence
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and time shall be of the essence hereof.
Section 19 Survival of Warranties, Representations, Covenants and Agreements
     All warranties, representations, covenants and agreements of the Corporation and the Underwriters herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Underwriters of the Common Shares and shall continue in full force and effect, regardless of the closing of the sale of the Common Shares and regardless of any investigation which may be carried on by the Underwriters, or on their behalf, for a period of two years following the Closing Date. Without limitation of the foregoing, the provisions contained in this Agreement in any way related to the indemnification or the contribution obligations herein shall survive and continue in full force and effect for the maximum period permitted under the Limitations Act 2002 (Ontario).
Section 20 Press Releases
     The Corporation shall provide the Underwriters and their counsel with a copy of all press releases to be issued by the Corporation concerning the Offering contemplated hereby prior to the issuance thereof, and shall give the Underwriters and their counsel a reasonable opportunity to provide comments on any press release.

Section 21 Notices
     All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered or facsimile to such other party as follows:
(a)	to the Corporation at:
Golden Star Resources Ltd.
10901 W. Toller Drive
Suite 300
Littleton, Colorado
USA, 80127-6312
Attention: Peter Bradford and Allan Marter
Facsimile No.: (303) 830-9094
with a copy (which shall not constitute notice) to:
Fasken Martineau DuMoulin LLP
Toronto Dominion Bank Tower
Toronto-Dominion Centre, Box 20, Suite 4200
66 Wellington Street, West
Toronto, Ontario
M5K 1N6
Attention: John S.M. Turner
Facsimile No.: (416) 364-7813
(b)	to the Underwriters at:
BMO Nesbitt Burns Inc.
1 First Canadian Place
4th Floor, P.O. Box 150
Toronto, Ontario
M5X 1H3
Attention: Peter Collibee
Facsimile No.: (416) 359-4459
and
Blackmont Capital Inc.
181 Bay Street, 9th Floor
Toronto, Ontario
M5J 2T3

Attention: Rick Vernon
Facsimile No.: (416) 864-9151
and
Wellington West Capital Markets Inc.
145 King Street West, Suite 700
Toronto, Ontario
M5H 1J8
Attention: William Washington
Facsimile No.: (416) 642-1910
with a copy (which shall not constitute notice) to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9
Attention: Jay C. Kellerman
Facsimile No.: (416) 947-0866
or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if facsimile, on the next business day after such notice or other communication has been sent by facsimile (with receipt confirmed).
Section 22 Counterpart Signature
     This Agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.
Section 23 Entire Agreement
     This Agreement constitutes the entire agreement between the Underwriters and the Corporation relating to the subject matter hereof and supersedes all prior agreements between the Underwriters and the Corporation.
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Section 24 Acceptance
     If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to BMO Nesbitt Burns Inc. (Attention: Peter Collibee).

Yours very truly,

BMO NESBITT BURNS INC.

By:	/s/ Peter Collibee

Authorized Signing Officer

BLACKMONT CAPITAL INC.

By:	/s/ Rick Vernon

Authorized Signing Officer

WELLINGTON WEST CAPITAL MARKETS INC.

By:	/s/ William Washington

Authorized Signing Officer

     The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.
     ACCEPTED at Littleton, Colorado as of this 20th day of December, 2005.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Allan Marter

Authorized Signing Officer

SCHEDULE A
MATERIAL SUBSIDIARIES

Name	Type of Ownership	Percentage
Caystar Holdings (Cayman Islands)	Shares	100%

Bogoso Holdings (Cayman Islands)	Shares	100%

Bogoso Gold Limited (Ghana)	Shares	90%

Wasford Holdings (Cayman Islands)	Shares	100%

New Century Mines (Ghana) (Prestea Underground)	Shares	90%

Wexford Goldfields Limited (Ghana)	Shares	90%

SCHEDULE B
LITIGATION
     The court action and appeal in Ghana regarding the Hwini-Butre property and associated permit between Hwini Butre Minerals Limited versus Minister for Mines & Energy (Ghana), the Minerals Commission (Ghana), the Attorney-General (Ghana) and B.D. Goldfields Limited, seeking among other things a decision determining whether ownership of the Hwini-Butre permit is with Hwini-Butre Minerals Limited or B.D. Goldfields Limited.
     Gebrand Luttik, Paul Oteng and Eric Stevens, each a minority shareholder of B.D. Goldfields Limited (“BDG”), together brought an application to prevent the sale of the Hwini-Butre concession to St. Jude Resources (Ghana) Ltd. on the grounds that the management of BDG violated the regulations of the company in selling the Hwini-Butre concession, the primary asset of BDG, without the requisite shareholder consent. An interim order was issued restraining the management of BDG from disposing of the Hwini-Butre concession in contravention of its own regulations or the provisions of the Ghana Companies Code with a final order to follow in January 2006 if the shareholders of BDG had not ratified the August 26, 2005 agreement between St. Jude (Ghana) Ltd. and BDG transferring the property to St. Jude (Ghana) Ltd.